Exhibit 99.2

Tianyin Pharmaceutical Inc. (TPI) F2Q12 Earnings Call
February 14, 2012 8:30 AM ET

Operator

Good day ladies and gentlemen thank you for standing by. Welcome to the Tianyin Pharmaceutical Co., Inc., second quarter 2012 annual financial results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions.
I would now like to turn the conference over to Chief Financial Officer, James Tong. Please go ahead sir.

James Jiayuan Tong

Thank you, Kristina. Good morning, good evening ladies and gentlemen. Welcome to Tianyin Pharmaceutical fiscal year 2012 second quarter earnings conference call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business Development Officer of TPI along with Simon Ren, Director of Investor Relations and the other member of the Capital Market Group.

During this conference call, we’ll be reviewing the second quarter fiscal 2012 financial highlights followed by the question-and-answer period. Before we continue please know that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time-to-time in TPI’s filings and future filings with the United States Securities and Exchange Commission.

The forward-looking statements contained in this presentation are made only for this date and TPI is not under any obligation to revise or update these forward-looking statements.

The second quarter fiscal year 2012 ended December 31, 2011 financial highlights:

Second quarter fiscal year 2012, revenue delivered $18.2 million, compared with $25.3 million in second quarter fiscal year 2011. Second quarter fiscal year 2012 operating income delivered $2.1 million, compared with $5.2 million a year earlier. Net income was $1.7 million, compared with $5.9 million in second quarter fiscal year 2011.

Earnings per share were $0.06 per basic share or $0.06 per diluted share, compared with 0.21 per basic share, or $0.20 per diluted share in second quarter fiscal year 2011. Cash and cash equivalents totaled $36.9 million on December 31, 2011. Operating cash flow for the six months ended December 31, 2011 was $8.2 million, compared with $10.8 million for the six months ended December 31, 2010.

Sales for the quarter ended December 31, 2011 was $18.2 million, a decrease of 28% as compared to $25.3 million for the quarter ended December 31, 2010, but a slight gain from the first quarter of fiscal 2012, which was $17.5 million.

The sales decrease from the prior year was mainly due to the generic pricing pressure, government policy to prioritize Essential Drug List drug sales that led to the sales and margin compression of higher margined generic pharmaceuticals, and in the quarter ended December 31, 2010, ahead of the current healthcare reform policies being enforced, downstream customers had significantly built up their inventory, which led to a revenue gain of 69.6% for TPI from the prior year.

Our five core product sales are Gingko Mihuan, GMOL $4.3 million; Apu Shuangxin, APU: $0.77 million, Azithromycin, AZI $0.80 million; Xue Lian Chong Cao, XLCC, $0.78 million; and Qing Re Jie Du, QR $0.83 million. These products totaled $7.5 million in sales, representing 41% of the total quarterly revenue. This is a gain of 33.9% from the first quarter fiscal 2012 during, which core product sales totaled $5.6 million, or 32% of the quarterly revenue.

Gross Margin for the quarter ended December 31, 2011 was 33.1% as compared to 44.7% for the quarter ended December 31, 2010. The factors that influence the gross margins are mainly raw material prices and production cost.

During the second quarter, our organic product portfolio delivered 42.4% gross margins, 9% lower than the 51.4% for the quarter ended December 31, 2010. The reduction in gross margins are due to 1) generic pricing pressure, 2) distribution revenue business through Tianyin Medicine Trading, TMT delivered $4.5 million at approximately 10% gross margin and 3) increase of raw material costs.

Based on the blend of the TMT lower margin revenue and the current pricing restriction, our overall gross margin in the near-term, on a quarter-to-quarter comparison basis, may trend lower, but on a sequential basis should stabilize depending on the sales mix of TMT, JCM, or Jiangchuan Pharmaceutical API revenue as compared to the proprietary portfolio revenue performance.

Operating Expenses were $4.0 million for the quarter ended December 31, 2011, as compared to $6.0 million for the quarter ended December 31, 2010. And also compared with $3.7 million in the first quarter of fiscal 2012, the decrease in operating expenses is mainly associated with the lower sales and marketing costs as a result of the lower sales, and in the prior year, there was a one-time restricted stock compensation impact of approximately $500,000 in the quarter ended December 31, 2010.

Net Income was $1.7 million for the quarter ended December 31, 2011, as compared to net income of $1.5 million for the quarter for the first quarter of fiscal year 2012, and also compared to net income of $6.0 million, which includes $1.6 million non-cash gain due to the change in fair value of warrants liability for the quarter ended December 31, 2010, a decrease of $4.3 million. Net profit margins for the three months ended December 31, 2011 decreased to 9% from 17.4% a year earlier also compared with 8.6% for the first quarter of fiscal 2012.

Diluted earnings per share is $0.06 based on 29.4 million shares, a decrease of 70% from the earnings of $0.20 per diluted share for the quarter ended December 31, 2010, based on 30.5 million shares. This number includes approximately $0.05 per share non-cash gain due to the change of fair value of warrants liability.

Balance Sheet and Cash Flow. As of December 31, 2011, we had cash and cash equivalents of $36.9 million. Net cash generated from the operating activities was $8.1 million for the six months ended December 31, 2011, compared with $10.8 million operating cash flow for the six months ended December 31, 2010. The improvement in operating cash flow was primarily the result of accounts receivable collection and reduced inventory. The Days Sale Outstanding, DSO, for the quarter was 20.4 days improving from 27.5 days a year earlier. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2012.

Business Development and Outlook, GMOL Capsule formulation, in November 2011, we announced the formulation expansion program for our flagship product GMOL. GMOL, the proprietary prescription medicine for TPI, is used nationwide in China to treat brain ischemia and infarction, coronary heart diseases, memory dysfunction and other neurological disorders. The new capsule formulation is more convenient to carry while traveling, adding to its ease of use for those long-term treatment users.

In addition, the cost of production and packaging material for the capsule formulation will reduce the overall cost of sales by 70% while extending the expiration period to three years from the current two years for oral liquid form. The new capsule formulation is expected to support the revenue growth of GMOL at about 30% year-over-year and improve the gross margin of GMOL products to 75% or higher. TPI will also apply for patent protection for the new capsule formulation. The R&D cost associated with the capsule formulation is estimated to be about $1 million to $2 million.

Jiangchuan Macrolide Project. In January 2012, following a series of the internal quality assessment and the environmental safety and impact assessment, JCM was approved for its GMP certification designated as CHUAN M0799 valid through the period of December 31, 2011 until December 31, 2015.

Qionglai QLF Project, in preparation for the new Good Manufacturing Practice GMP standards stipulated by the PRC government in early 2011, TPI initiated the process of optimizing the manufacturing facilities and production lines in compliance with the new GMP standards by 2013. Concurrently, the city of Chengdu has re-designated various industrial parks of nearby counties to for particular industries such as automotive, biotechnologies, pharmaceuticals and chemical engineering for individual locations.

As a consequence, TPI's manufacturing facility at the Longquan district, east of Chengdu, which is designated for automobile industry, is scheduled to be relocated to Qionglai city, south of Chengdu, which is designated for pharmaceutical industry. The QLF is approximately 18 miles from the Company's recently completed Jiangchuan macrolide facility. And the proposed relocation project will include our Chinese medicine pre-extraction plant which is located near the center of the city of Chengdu surrounded by rapidly expanding residential area.

On February 13, 2012, TPI announced the official start of the Qionglai Facility project following the initial planning period. The Phase I of QLF project will be the construction of the pre-extraction plant, which is targeted for completion by the end of 2012 calendar year.

The QLF occupies 80 mu or 53,000 m2. Both pre-extraction plant and the formulation plant are to be relocated. We expect the re-location and construction cost for QLF is estimated at $25 million for Phase I, which will expand the current capacity by 30%. For Phase II QLF, an additional $10 million maybe employed to double the current capacity by 2013 begun after the initial planning stage.

We are reaffirming the guidance for the fiscal year 2012 to the $100 million top-line and $11 million net income. We have recently received the approval of High Tech valuation of our Longquan Facility, which should be able to carry over to our Qionglai Facility, this with certain registration process could effectively reduce our tax rate from the current 25% or 30% to around 15% to 20%.

Okay. Operator, we are ready for question-and-answer period.

Operator

Thank you. (Operator Instructions) And our first question comes from the line of Adam Waldo with Lismore Partners LLC. Please go ahead.

Adam Waldo – Lismore Partners LLC

Good day, James. I have questions in three areas. Just to summarize, one is about GMOL. Second is about the QLF capital project. And the third is on balance sheet and liquidity. With respect to the GMOL reformulation, can you give us some guidance as to the first quarter and which you would expect the book revenue from that new formulation?

James Jiayuan Tong

That’s in the new formulation, because we're still in R&D process. So at the moment there is no revenue, we have some intermediates, which I have extracted and then prepared along with some of the researchers we have collaborated with. But we expect the new capsule formulation won’t be ready until one to two years.

Adam Waldo – Lismore Partners LLC

Okay.

James Jiayuan Tong

Yeah, so it’s probably not going to be contributing to the revenue gain in two years.

Adam Waldo – Lismore Partners LLC

Okay, so perhaps in mid to late fiscal 2013 we might start to see the first revenue from the new formulation is the best guess at this point.

James Jiayuan Tong

Mid 2013, so that comes pretty close. I would expect to see meaningful revenue gain in the late fiscal 2013 or early fiscal 2014.

Adam Waldo – Lismore Partners LLC

Okay, thank you. Turning to the QLF project, I just wonder again, we got in this a little bit on the last quarterly call, but could you just recap for us, how much you would expect to realize from the disposition of the existing facility assets. I think, you’d said it might be $5 million to $7 million on the last call. That would be netted out against the $25 million on capital project.

And then can you tell us, how you might expect the finance that, in other words, does there an opportunity obviously given, which recently I think a banking lending in China to finance a fair amount of a little longer-term debt as opposed through existing liquidity.

James Jiayuan Tong

Yeah. So we currently have the bank loan short-term, which is a one year term, which have renewable possibility and we have renewed before, so we think that there shouldn’t be any problem in renewing them about $4.4 million. And then we currently have the cash about $37 million.

So our plant will cost about $25 million, we have paid a few million dollars for the land already and we have just started, so we expect that in the next two quarters, we will see some of the capital expenditures to show up in our cash flow. And then, we think that we can actually finance with our current working capital and hence we are generating some of the cash flows.

While, we do not think that we need to go back to the capital market to finance project. And for Jiangchuan Pharmaceutical this is, it has just started therefore we expect the cash flow from JCM would be negative after until six months or ten months later and then we expect that we should be able to have enough working capital to push that project forward.

Adam Waldo – Lismore Partners LLC

Okay, but it sounds like you have no plans to pursue longer-term bank debt financing or capital markets debt financing or QLF. Is that correct?

James Jiayuan Tong

Longer term, yes. So you…

Adam Waldo – Lismore Partners LLC

Longer-term that I mean longer duration just to be clear, you have a one year bank loan to pursue a five to seven year term loan with the banks or could you pursue issuing 10 year debt as the capital markets just to maybe, how long would you expecting there?

James Jiayuan Tong
Not necessarily at the moment with the capital market is not performing, we probably not going to be issuing any equity or semi-equity like loans or anything.

Adam Waldo – Lismore Partners LLC
To be sure, I was talking about straight debt finance.

James Jiayuan Tong
Okay. At the moment, we think that we’ll be more likely to extend the current short-term loans to be longer-term…

Adam Waldo – Lismore Partners LLC
That as you mean extending the one year bank loans to three year term?

James Jiayuan Tong
Yes.

Adam Waldo – Lismore Partners LLC
Okay.

James Jiayuan Tong
Yeah.

Adam Waldo – Lismore Partners LLC
Okay. And you think that that will cover most of the $25 million and that is I mean given the company’s cash flow and liquidity you have ample debt service capacity to finance the entire project with bank debt that’s probably be the historic, the duration right.

James Jiayuan Tong
Yes, should be enough. So, if you look at we have $36 million. So in total, we have restricted cash but the total will be around $40 million including the current cash and then the trade notes payable and then you minus $25 million you got $15 million. When we have cash flow of years of operation, so we add another $10 million or $9 million to the balance sheet which should be sufficient.

Adam Waldo – Lismore Partners LLC
Absolutely, so my last question then is, assuming some banks may assume what just hypothetically would say you take out a $15 million three year term loan which you could ample pay back with cash flow from operations over that period. And you have another $35 million of unrestricted liquidity out of the $15 million, you could potentially buy $10 million or $15 million of stock back, brought it in your total equity market value here is, in the low $20 million, so can you update us on share repurchase plan?

James Jiayuan Tong
Yes. The current share repurchase plan is certainly ongoing. There are two reasons why we have not been aggressively buying lots of shares back. One of them is convertibility of large amount of RMB into US dollars are difficult. Second is that we currently have several capital expending projects.

After our investment in Jiangchuan facility for about $20 million, we need to conduct the relocation as well as the upgrade of the plant. Although we expect that we are able to finance the projects with our own cash flow. We think for this year, we want to be cautious with the capital expenditure and if you look at management have been buying shares, you will know that we certainly would like to buy a higher quantity, but there is a limited amount of U.S. dollars we currently have.

Adam Waldo – Lismore Partners LLC
Okay. I want to push you a little bit more on how come we can take $10 million out of cash and marketable securities converted them into dollars offshore and buyback stock, but just to refresh us on the mechanics there and the challenges.

James Jiayuan Tong
Your question is that in the $10 million versus cash and RMB converted into U.S. dollars?

Adam Waldo – Lismore Partners LLC
Kind of repurchase shares?

James Jiayuan Tong
Repurchase shares.

Adam Waldo - Lismore Partners LLC
We still have an ample equity for all known capital projects even though without bank’s estimate.

James Jiayuan Tong
Technically, we could be able to do that, but that will be cutting pretty close our current cash position because our sales compared with last year have declined and this policies are actually I think is different from what we could have experienced in the U.S. market but as usually you have a very continuous policy trend, which is not going to have a dramatic increase on certain regulatory stringency, but in China it is different that the GMP standards two years ago wasn’t there and then they certainly came out which resulted in the relocation.

So we would certainly, maybe in the laymen term, be saving for the rainy days. But at the moment, we have the Qionglai just started, so we’ll probably want to slow down the pace of aggressively buying back shares at the moment, but we are still, we’ll do some of the buying, but when the Qionglai project in fiscal year 2012, the pre-extraction plant should be completed.

Adam Waldo - Lismore Partners LLC
Yeah.

James Jiayuan Tong
Then we will look at our sales condition and the cash position then we will certainly be more willing to buying back more shares.

Adam Waldo - Lismore Partners LLC
That was very helpful. Thank you James and good day.

James Jiayuan Tong
Thanks you, Adam.

Operator
Thank you. (Operator Instructions). And our next question comes from the line of [Charles Austin with The Shareholders]. Please go ahead.

Unidentified Analyst
Good morning. My question is about dividend. Rather than buyback stock, each cents of a share is 10% yield. It’s $2.5 million. It’s an equivalent of a good sale of exporting. If you generate money outside of China by exporting the product, can you then be in a position to pay a dividend? What is your pro and con about that?

James Jiayuan Tong
We are, so Jiangchuan Pharmaceutical have just started and we are seriously connecting with our former partners in selling that to the foreign market including Bangladesh, India and the other parts of Asia. It is likely that  they will be paying us with U.S. dollars. Therefore, we will be more likely to buyback shares and then reconsider the dividend paying but the dividend paying will take 10% up right away withholding tax and with all the other expenses in order to pay back the dividend. If we have more U.S. dollars abroad we probably will more aggressively buy back shares, but we are certainly considering both options.

Unidentified Analyst
Well I’m just thinking that you could buy three or four million shares and not really materially do something to the price, but if you have the listing problem or something of that nature, a one-time dividend, an annual dividend would reduce costs and be a permanent solution to the negativity of all Chinese reversed mergers here in the United States.

James Jiayuan Tong
So previously, we have paid the divided and then we also have pullback stocks, we had paid a dividend for our four quarters. So I think that this should easily remove the doubts for the U.S. investors. But these options are open. And if we are currently not having any capital expenditure project, we will be very confident putting capital in stock repurchase and paying the dividend. But at the moment, as you can see that we have sales decline due to regulatory reason, and this is true to other Chinese pharmaceutical companies.

Unidentified Analyst
Yes, I appreciate your point of view about short-term. I’m just saying the first $2 million spend you should spend in dividend not repurchase?

James Jiayuan Tong
I see.

Unidentified Analyst
Okay. I will certainly keep in mind, thank you.

Unidentified Analyst
One time a year, Okay.

You don’t have to have $0.02 a year or something. You say at the end of the fiscal year, I’m going to, I have declared a dividend of $0.08 and we planned on making it yearly or something like that.

And that will alleviate your delisting problems.

James Jiayuan Tong
At the moment the AMEX has changed their rules. So there is no delisting fear here.

Unidentified Analyst
I see. Thank you.

Operator
Thank you. Our next question comes from the line of Steve Unger with Lazard Capital. Please go ahead.

Steve Unger – Lazard Capital
Hi. I’m just wondering, what is the status of our upgrading in auditor? It really doesn’t do any good to basically buyback shares or pay the dividend and people are always questioning the numbers here? And I know there is some talk about changing auditors a while. I was wondering if there is a status of update as the company hence I’m doing that?

James Jiayuan Tong
This as we have previously discussed when I, about two years ago and a year ago and now at the moment we are still assessing the situations. At the moment, we’re not changing the auditors immediately, there are several reasons. One is that our auditors yeah, it’s not Big Four.

Steve Unger – Lazard Capital
Not even Big Forty.

James Jiayuan Tong
Yeah. Well, in China, they actually had about 11 clients which are large, yes and certainly in U.S. probably a small auditor. But we have seen that the change in the auditors in Chinese companies, if you cross the board, previously yes there is a good stimulation for the stock and investors confidence but not recently.

This statistics does not support even though a lot of people have recommended and then we are certainly talking to auditors. There are some of the cases we’ve seen that Big Four have been implicated in the litigation. So at the moment that we’re very careful because every time changing the auditors will involve more effort and to get things transitioned. So at the moment, it’s not immediate task we are focusing on.

Steve Unger – Lazard Capital
For me, it would be an immediate task. I’ve never heard from this auditor and I’ve been waiting for a long time and I’ve realized the Big Four and had creditability of problems what that doesn’t mean the smaller ones don’t have creditability issues. So I don’t know besides means that much of its management that is really the problem behind the creditability.

But this one here I’ve been waiting for a couple of years to change and until I’m familiar with it, I just don’t feel that I comfortable with it. And I wish that would be a priority at least give me a top 40 someone that I could recognize and there are, you don’t have to go with the BDOs and the grants. There are a lot of auditors that we’re very, very, very familiar with. And that had more than 11 firms that may have 400 or 600 clients. So I would put that. And I just hope the Board listens and changes this.

The other, yeah just another thought is I know that you’ve authorized share repurchase going back on to the issue of $3 million worth back in 2008, you’ve only bought 113,000 shares since then that’s almost coming out of four year period. It kind of my thought is you probably bought 113,000 shares when the stock was trading at let’s say 6, 7, 8 times earnings. Here you’re projecting $11 million in net income on 29 million shares that’s roughly $0.27 in earnings for the year. Your stock is right and roughly trading at 2.5 times this year’s earnings.

So it kind of just like I’m wondering like, you bought it at seven times earnings probably back then, but now you won’t buyback in 2.5 times. It’s just like buying back shares for $3 million. Right now, you can buyback 15% of the company and literally five years it could take the whole company private and that basically would just help stock in the long run. And I don’t know why the Board would actually authorize a share repurchase of $3 million if they can’t get the money out of the country. It’s just like at the meaning like statement. We’re going to do something, but we can’t do it. So why even tell the public you’re going to do that?

James Jiayuan Tong
So when we first started to issue the stock repurchase was that the Qionglai project has not been substantiated because we have been in negotiation with the local governments to save the relocation that we can stay there and that was right after our Board’s authorization of $3 million that we need to move and then there was local government sort of a question behind it.

This is very unique to China politics, which could be quick movement of certain geographic designation, which can be quickly transitioned which unlike in U.S. usually will take of voting by the local residents. There is certain process, which might drag along for quite a few years but it’s not in China.

So and you believe, we’ll have the $25 million need of cash. And then as I said before that the $10 million could be added on to further expand, which presumably that we are expecting the generic pharmaceuticals are not further deteriorate.

Steve Unger – Lazard Capital
Don’t forget during that period of time, you’ll also be generating cash. If you do $11 million net income for the year, you’ll probably generate maybe another $5 million in cash. So we have to add on, so I know we have cash going up, but at the same time we have cash coming in.

So and I’m just saying that $3 million out of the whole thing is nothing. It is almost like a little rounding error and could be able to buying such a big piece of the company at the evaluation. I realize that you have Capex plans. It’s the cash flow situation, but you still will be generating cash for the next, you are expecting some good third and fourth quarters this year. And there’s going to be cash flow coming out of that.

So, I’m just saying if you add up all the cash flow coming in all going out, and to not to spend the $3 million at two and half times earnings. What are you going to do, wait five years from now and buy the stock back at 10 times earnings? This was the opportunity. This is the chance to do it. It’s not one the stock at $2, or $3, or $4, or $5, you want to buy back at $0.70. That is my thought.

James Jiayuan Tong
Yes, thanks.

Operator
Thank you. And our next question comes from the line of David Sheridan with WorldOver Capital. Please go ahead.

David Sheridan – WorldOver Capital
Hi, James. There’s been various discussions from various investors. I think that you’re all saying the same thing, that’s coming out of similar scenarios. And, but you didn’t mentioned in your discussions, which I thought was interesting and what the disposition and a map which you might get from authorities from your existing facility to the facility 18 kilometers away which is going to cost you $25 million for the relocation orderly determining how they would like to position each of the industry in a particular geographic location, I’m sure.

And what are you expectedly assuming that you’re going to get more distribution or compensation? So could you’re not making full, you’ve been over the top of the guy and you ask the questions from our answer. If all the cash flow to gets no indication, if you’re like to anything back from the government.

So if there is slightly certain transaction of the government, it’s actually going to add additionally to your available cash, which you could due to various thinking that the investors have been talking about dividend buyback and shares go through the audit process and you get a couple of auditor. And (inaudible) shareholders and what is the answer on the anticipated received the net income what had been forced in these two different locations?

James Jiayuan Tong
We are expecting about $5 million by selling the land back to the government. This is actually fairly common that some of the land, because we have Longquan facility and also the pretty attraction plan. This is industrial land and it certainly surrounded by the residential areas.

So in the end local government will likely to turn it into a residential area and sell it to developers, which will be so much higher than the price that they actually get it, they pay us. But this is the margin that the local government will get instead of our private business. This is a long way that China, the local Government operates. And so we do not expect that that selling land back to them will fully fund our project.

So but the $5 million is possible, but we have to completely relocate it, so the land has to be cleared out before this transaction to be negotiated. Since, you are negotiating with the government, even this local government, it’s not a private merchants or another corporate visitor, which certain politics will be involved in the negotiation. So $5 million is our estimate, but still have variation at the moment we could not give you an exact number.

David Sheridan – WorldOver Capital
So that’s an interesting number itself because, so from your forecast and structured (inaudible) there mostly between two and three times drop of share prices at any moment and what your forecasting have been but the two insurance goes on. There is no investment that you’re making you could buyback stock today they are stimulating the return on capital of between 30% and 50%.

I don’t understand why the Board is not in a position to want to buyback stock. In fact there actually were around $5 million from the government will be enforced to move your facilities in one place to another.

Shortly, that’s money not being invested to what you are actually would, because though the results could actually have already been indicated in previous questioners, to indicate the purpose to being there. This is a 5 million we’re going to actually added to that circle. So it’s pretty hard to understand, if a company is trying to be operating in the public place for the benefit of shareholders.

Why they would not be some form of help or sort of termination by the company to indicate that these shares are very early values, so on the other hand kindly visiting that by shareholders ranking, it’s a long period of time, it should be difficult period, hardly spoken, it hardly buy and U.S. investors making the decision that they have they make it as to have a values companies in China (inaudible) the companies of shareholders by dividend.

So the previous features of actually giving proceeds, good arguments and really at the given argument, the market is challenging, something they would like some of you done but at all time, up until now, management for whatever reasons has received through acknowledge that and accepted the consequences as you all know and with all of the things that came forward previously had all got very good note of dividend, buying back stocks, change the auditors.

But there’s always, always the answer was either cost of this was exactly you’ve got new various capital expenditure programs in front of us, just thought by extent that really doesn’t spec out because you’ve got just too much additional capital and the company has disposals to not be delivering some of that back to shareholders, they can’t tell shareholders that these companies are the only value it will has a very substantial level of cash flow, which from (inaudible) steady level of dividend.

So the company has been, I don’t know, it’s a public company, if you don’t loss the public and it is private so those are the performance will be waited the company is upgrading, we would think that is not really try to be a public company, with signs I don’t know what is doing now.

Because, we’ve taken every business possible maybe there is more to come maybe don’t know but maybe it’s another cost that’s going through a merge out of the goodwill, basically if you don’t know about, but certainly looking at the company as it stands today.

They are very good reasons we’re trying to vacate and all the per-type shareholders or to pay to these shareholders. This company has a lot of values and we are going to show you what’s that value, how to buying back the stock or by paying the dividend and quite frankly but doing both. And frankly thereafter what could be wrong with losing beside cost of management time that set et cetera this is not going to reduce cost.

David Sheridan – WorldOver Capital
There is other sensitive

David Sheridan - WorldOver Capital
I think the market okay you acknowledge that might be possible for me. If forward let another thing probably a lot but it is other than that. Is that part of the problem and management is addressing the public issue it should be addressing these problems but I don’t think it’s fair to why do you think the company is doing a property step why we are having some away and nearly potential hope point.

By the time all got a big capital project in front of us and probably we want to be conservative but actually a small investment now because we not necessarily a game changes for the company, but it might be a game changer for the chairperson in a sense that they can see that in fact the company is going to be standing there for long time delivering it’s products making a return investment back in China and in the business.

But at the same time there is no acknowledging if you are a public company, shareholders are important and we are making some sort of segment back to them and to the market, and you understand what is going on and you are doing something about it. I think by doing nothing, we effectively saying that there’s nothing wrong, there are no issues and with there had been proceeding, according to how it has been sort of last four, five years. I think if you are saying that, you are just hardly, you are having the same.

James Jiayuan Tong
Okay David thanks. Bring that to the Board for sure.

David Sheridan – WorldOver Capital
I am sure, you will.

James Jiayuan Tong
Yeah.

Operator
(Operator Instructions). And our next question comes from the line of (inaudible). Please go ahead.

Unidentified Analyst
Yeah. This is (inaudible). I appreciate your time to share with the stockholders of the company and not to pile on I would like to confirm what the others have been, so I think what we paying that the share price is now are at a level that its stockholders are going with the company that they believe it’s an unprofitable company, virtually trading at below book value like it is that’s goes from (inaudible) that’s going to be with unprofitable company.

Not buying back shares they are paying, are not paying the dividend using the public. And it’s showing the management believes that what the market has been that they don’t believe that this is profitable growing company. We understand that sales were down, but you’re basically undermining what your auditors are saying, but it is a profitable company, and that it’s got a great future, so, I just was like confirm what everybody else is saying.

I also wanted to ask a question that to clarify what you’re saying before that I understood that the Board was had a buyback and then a month later, the company did the funding foreign expansion project that’s true. Did I understand it correctly?

James Jiayuan Tong
So let me address the first comment you have. Yeah, I think that the shareholder including lower sales in that broader we’ve really got a point in which I have, will certainly bring it to the Board towards discussion through that the level of the dividend paying, the amount stock repurchase so forth. When, if you calculate that the companies that take now from the last year with a decrease of sale, but previously people usually will calculate on that, are you able to generate an ROE by buying back shares?

Yes, if you look at the number, it is two times and not even two times fee. And then even will have the sales decline that is still profitable, but this relocation is unlike be a Board addition of our facility this is our core business. If we could not complete the conduct, successfully completing our relocation project, there will not be any earnings at all. So this is very important and I couldn’t emphasize more and the reason that we have not aggressively buyback purchase, one thing is the U.S. dollar convertibility, second one is that we would like to see the project to be at least semi-completed before we recalculate the capital expenditure because this part of the construction project usually or have certain uncertainty.

So we just want to be cautious because the earnings that you have seen previously are based on the facilities we have which are we currently relocating the building. So, second of all for the $3 million reauthorization of stock repurchase, it was a continued program from 2008, at the end of 2008, early 2009 we had the $3 million authorization of stock repurchase. We’re extending that, so that the times of the Board voting for extending the $3 million repurchase, but then later on it was confirmed that we have to do the relocation, so we did slow down the pay, also limited by the U.S. dollar convertibility.

Unidentified Analyst
That the Board not knows this? And why do they approve the plan that they only purchased 3% if you already purchased $100,000 why does they approved a repurchase of $3 million especially prices lower than when they approved it. I can understand not repurchasing it price soon, but it so I would think if either they didn’t know that we’re planning that project or they warrant proposing something that we ever expect to do.

James Jiayuan Tong
There is a process of whether we will have to relocate, and then it came to decision, which is certainly we didn’t want that decision, towards the end of it, so and then the $3 million as previously, I said that was from 2009 we’re extending that program with certain hope that we do not need to relocate and we will have enough cash or even more for a stock repurchase even during that and then so it just came with the, it was in the right time, and somehow it came really close where the two decision and then we have to do the relocation as I’ve discussed that it was related to Chinese policies.

Unidentified Analyst
Okay, I can understand that. But with the other comments kind of that seems very valid something that are quite very well. And are very fully, answered all the other cash flow opportunities sales outside the country making dollars, which would require a very (inaudible) it seems like there is lot of cash flow and I agree the observation the its not seeming distant to stockholder's story they forget it and that’s what producing a lot of it, uncertainty and that’s been a problem for other Chinese (Inaudible) well so I don’t know that we need to go on any further, but I just want to add my voice to the crowd that out of stock repurchase or dividend be a little cash to the launch or a public company, they wants to remain a public company.

And then come to the marketplace, saying that they, we’re going to be a public company, they would be consider they need shareholders, yeah our shareholders, that need the shareholders are not being at this point, but we hope that short-term will be rectified within a year or two but you need that change and no doubt about it (inaudible). So, thank you very much.

James Jiayuan Tong
Sure. Thank you.

Operator
Thank you. I’m showing we have no further audio questions at this time. I’ll now turn the call back over to management for closing remarks that they have.

James Jiayuan Tong
Okay. Thank you for everyone attending the conference and also appreciate the comments and suggestions. And we will be reporting our third quarter earnings conference call in May. We will certainly seriously consider all the suggestions from our shareholders and the meeting participants. We will be presenting Tianyin Pharmaceutical at Cowen’s Meeting in Boston from March 5 to 7. We will be updating the presentation timeframe very soon. Thanks again. I look forward to hearing from you soon. Thank you.

Operator
Ladies and gentlemen that does conclude our conference call for today. We would like to thank all of you for your participation and you may now disconnect.